Exhibit 99.1

         Willis Group Chairman and CEO Adopts 10b5-1 Share Trading Plan


    NEW YORK--(BUSINESS WIRE)--May 4, 2005--Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, announced today that Chairman and Chief Executive Officer Joe Plumeri has adopted a pre-arranged, personal trading plan in accordance with guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934.

       Rule 10b5-1 permits insiders to sell fixed portions of their holdings over a designated period of time by establishing pre-arranged written plans at a time when they are not in possession of material non-public information.
       In the Company's 2005 Proxy Statement, the Compensation Committee of the Company's Board of Directors indicated that, although Willis utilizes its stock and options as a significant element of compensation for employees, the Committee has encouraged Mr. Plumeri and other Executive Officers to consider regularly disposing of portions of their Willis stock in order to diversify their assets.
       Mr. Plumeri's Rule 10b5-1 plan, effective today, authorizes his stockbroker to sell 2,350,000 shares of his Willis common stock in installments commencing in June 2005. After giving effect, Mr. Plumeri will continue to hold approximately 2.4 million shares and options of Willis common stock.

       Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in some 80 countries, its global team of 15,800 associates serves clients in some 180 countries. Additional information on Willis may be found on its web site www.willis.com.

       This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company's financial results are contained in the Company's filings with the Securities and Exchange Commission.



    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, 212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Dan Prince, 212-837-0806
             prince_da@willis.com